Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 (No. 333-209076) of our report dated May 1, 2017 with respect to the audited consolidated financial statements of Liberty Star Uranium & Metal Corp. for the years ended January 31, 2017 and 2016. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts and Counsel” in such Registration Statement.

/s/ MaloneBailey, LLP
www.malonebailey.com
Houston, Texas
September 29, 2017